XERIUM TECHNOLOGIES, INC.
INDUCEMENT RESTRICTED STOCK UNIT AWARD AGREEMENT
Dated as of June __, 2017 (the “Grant Date”)
THIS INDUCEMENT RESTRICTED STOCK UNIT AWARD AGREEMENT is made by and between Xerium Technologies, Inc. (the “Company”) and Mark Staton (the “Employee”).
WHEREAS, the Employee has entered into an employment agreement, executed and effective as of April 28, 2017, by and between the Employee and the Company (the “Employment Agreement”);
WHEREAS, in accordance with the terms of the Employment Agreement, the Committee desires to make an award of restricted stock units to the Employee, representing the “Special Incentive Opportunity” described in Section 2(c)(ii) of the Employment Agreement, as an “employment inducement award” (within the meaning of Rule 303A.08 of the New York Stock Exchange Listed Company Manual);
WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement, or if such terms are not defined in the Employment Agreement, in the Plan (as defined below).
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties agree as follows:
1.    The Restricted Stock Unit Award. In accordance with the employment inducement award exception to the shareholder approval requirements of the New York Stock Exchange (the “NYSE”) set forth in Rule 303A.00 of the New York Stock Exchange Listed Company Manual, the Company hereby grants to the Employee an award of restricted stock units (the “Units”) representing the opportunity to earn up to 600,000 Shares. It is understood that the grant of such Units is not made pursuant to the Company’s 2010 Equity Incentive Plan (the “Plan”) or any other equity-based incentive plan of the Company or its Affiliates; provided, however, that, unless inconsistent with the express terms of this Agreement, this Agreement shall be construed, and the Units shall be administered, consistent with the provisions of the Plan, the terms of which are herein incorporated by reference. This Agreement is also subject to the terms of the Employment Agreement. To the extent there is any conflict between the terms of this Agreement and the Employment Agreement, the Employment Agreement shall control. Subject to the terms of this Agreement and the Employment Agreement, Shares will be issued hereunder, only to the extent that (i) the Award is Vested, as provided in this Agreement and the Employment Agreement, and (ii) the applicable performance levels are attained pursuant to the Special Incentive Matrix. The Employee’s rights to the Units are subject to the restrictions described in this Agreement and the Plan and the Employment Agreement in addition to such other restrictions, if any, as may be imposed by law.
2.    Definitions. The following definitions will apply for purposes of this Agreement.
(a)    “Agreement” means this Inducement Restricted Stock Unit Award Agreement by and between the Company and the Employee.
(b)    “Award” means the grant of Units in accordance with this Agreement.
(c)    “Company Group” means the Company together with its Affiliates.

(d)    “Special Incentive Matrix” means the Special Incentive Matrix that is attached as Exhibit A to the Employment Agreement.
(e)    “Unit” means a notional unit which is equivalent to a single Share on the Grant Date, subject to Section 8(a).
(f)    “Vested” means that portion of the Award to which the Employee has a nonforfeitable right.
3.    Vesting; Forfeiture of Units. Subject to Sections 5 and 6 below, and provided the Employee remains continuously employed with the Company Group through October 28, 2020 (the “Regular Vesting Date”), the Award shall become Vested on the Regular Vesting Date to the extent (and only to the extent) Shares are earned in accordance with the Special Incentive Matrix. To the extent not earned as of the Regular Vesting Date, the Award shall be forfeited without consideration as of such date.
4.    Payment of Award. Subject to Section 8(d) below, and subject to earlier payment pursuant to Sections 5 and 6, as soon as practicable after the Regular Vesting Date, provided the Employee remains continuously employed with the Company Group through the Regular Vesting Date, the Company shall issue to the Employee that number of Shares as have been earned in accordance with the Special Incentive Matrix.
5.    Change in Control. In the event of a Change in Control (as defined in the Plan), the number of Shares, if any, earned in respect of the Award will be determined based upon the stock price paid or implied in such transaction and the date on which the definitive agreements governing such transaction are executed, subject to any adjustments between such date and the closing date of the Change in Control transaction, as determined by the Board or Committee. Any such earned Shares will be issued to the Employee immediately prior to the consummation of such transaction. Except as expressly provided in the immediately preceding sentence, upon the occurrence of a Change in Control, this Award will terminate and no further Shares or other securities or property will thereafter be issued, paid or provided to the Employee in respect thereof.
6.    Termination of Employment. If the Employee ceases to be employed by the Company Group prior to the Regular Vesting Date, the Award shall be forfeited without consideration, provided, however, that if the Employee’s employment is terminated by the Company Group without Cause or the Employee resigns his employment for Good Reason prior to the Regular Vesting Date, the provisions of Section 4(b)(v) of the Employment Agreement shall apply.
7.    No right to Dividends. Prior to the issuance of any Shares following the Award becoming Vested, the Employee shall not have a right to receive any dividends or dividend equivalent payments in respect of the Units.
8.    Miscellaneous.
(a)    Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Shares, the Award shall be equitably adjusted.
(b)    No Voting Rights. The Award shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Company or any Affiliate prior to the issuance of any Shares, and then only with respect to the Shares actually issued.

(c)    No Assignment. No right or benefit or payment under the Award shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.
(d)    Withholding. The Employee is ultimately liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company or any of its Affiliates takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any of its Affiliates makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding or vesting of the Award or the subsequent sale of Shares. The Company and its Affiliates do not commit and are under no obligation to structure the Award to reduce or eliminate the Employee’s tax liability. Prior to any tax withholding becoming due, the Employee must make arrangements acceptable to the Committee to satisfy such withholding and must satisfy such tax withholdings when due. To the extent permitted by the Committee, the Company (or the employing Affiliate) will withhold a portion of the Shares distributable in connection with the Award that have an aggregate fair market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by the Company or the employing Affiliate with respect to the shares. Notwithstanding any contrary provision of this Agreement, no Shares will be issued by the Company unless and until satisfactory arrangements (as determined by the Committee) have been made by the Employee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected as of the payment date with respect to such Shares. In addition and to the maximum extent permitted by law, and to the extent other satisfactory arrangements are not made by the Employee, the Company (or the employing Affiliate) has the right to retain from salary or other amounts payable to the Employee, cash having a value sufficient to satisfy any tax withholding obligations that cannot be satisfied by the withholding of otherwise deliverable Shares and any other arrangements made by the Employee.
(e)    Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company or its Affiliates or limit the right of Company or its Affiliates to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company or any of its Affiliates. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company or its Affiliates to the Employee by contract or otherwise.
(f)    Unfunded Status. The obligations of the Company hereunder shall be contractual only. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.
(g)    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.
(h)    Governing Law. This Agreement and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
(i)    409A. The Award shall be construed and administered consistent with the intent that it be at all times in compliance with, or exempt from, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.
(j)    Amendment. This Agreement may be amended only by mutual written agreement of the parties.

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IN WITNESS WHEREOF, the undersigned have executed this Inducement Restricted Stock Unit Award Agreement as of the date first written above.

XERIUM TECHNOLOGIES, INC.

By: _________________________
Name: James F. Wilson
Title: Chairman of the Board

EMPLOYEE

By: ______________________
Mark Staton